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                 November 29, 2021

       Randall Atkins
       Chairman and Chief Executive Officer
       Ramaco Resources, Inc.
       250 West Main Street
       Suite 1800
       Lexington, Kentucky 40507

                                                        Re: Ramaco Resources,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed November 19,
2021
                                                            File No. 333-261228

       Dear Mr. Atkins:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Arthur Tornabene-Zalas at 202-551-3162 or Anuja Majmudar, Staff
       Attorney, at 202-551-3844 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Matthew R. Pacey